Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-172554 and 333-172554-01
The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2011
PRICING SUPPLEMENT NO. 2011—MTNDG0140 DATED NOVEMBER     , 2011
(TO PROSPECTUS SUPPLEMENT DATED MAY 12, 2011 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM NOTES, SERIES D
CITIGROUP FUNDING INC.
Buffered Return Optimization Securities Linked to the iShares® FTSE China 25 Index Fund due on or about November 21, 2013
$10.00 per Security
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.

¾	The securities will mature on November , 2013 (expected to be November 21, 2013). We will not make any payments on the securities prior to maturity.

¾
The securities will be issued at a minimum investment of 100 securities. The principal amount is $10.00 per security. The issue price is $10.00 per security for brokerage accounts and $9.80 per security for advisory accounts (see “Plan of Distribution; Conflicts of Interest” in this pricing supplement).

¾
Your payment at maturity will be based on the percentage change in the closing price of shares of the iShares® FTSE China 25 Index Fund (which we refer to as the “underlying equity”) from the date on which the securities are priced for initial sale to the public (expected to be November 15, 2011) (which we refer to as the “trade date”) to November    , 2013 (expected to be November 15, 2013), subject to postponement for non-trading days and market disruption events (which we refer to as the “final valuation date”), which percentage change we refer to as the “underlying return.”  The payment at maturity may be greater than, equal to or less than the $10.00 principal amount per security but will be no less than $1.00 and no greater than $13.40 to $13.80 per security (to be set on the trade date), subject to the credit risk of Citigroup Inc.

¾
If the underlying return is positive, at maturity you will receive for each security you then hold the $10.00 principal amount plus a return equal to $10.00 multiplied by the lesser of (i) underlying return multiplied by the multiplier of 3.00 and (ii) the maximum gain of 34.00% to 38.00% (to be set on the trade date).

¾
If the underlying return is zero or negative but the underlying equity has not declined by a percentage more than the 10% buffer amount, at maturity you will receive for each security you then hold the $10.00 principal amount.

¾
If the underlying return is negative and the underlying equity has declined by a percentage more than the 10% buffer amount, at maturity you will receive for each security you then hold an amount (which will be less than the $10.00 principal amount) equal to $10.00 plus the product of (i) $10.00 and (ii) the sum of (a) the underlying return (which will be negative) and (b) 10%.  Thus, if the underlying return is lower than −10% (regardless of the closing price of the underlying equity at any other time during the term of the securities), your payment at maturity will be less than the $10.00 principal amount per security.

¾	At maturity you could receive an amount per security that is up to 90% less than the principal amount per security.

¾
Investing in the securities is not equivalent to investing directly in the underlying equity or the stocks that constitute the FTSE China 25 Index, and you will not be entitled to receive any dividends paid with respect to the underlying equity, any securities held by the iShares® FTSE China 25 Index Fund or the stocks that constitute the FTSE China 25 Index.

¾	The securities will not be listed on any exchange.

¾	In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the securities remains the same.

Investing in the securities involves a number of risks.  See “Risk Factors Relating to the Securities” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are a series of unsecured senior debt securities issued by Citigroup Funding Inc.  Any payments that become due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.  The securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding Inc. and, as a result of the guarantee, any payments that become due under the securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  All payments on the securities are subject to the credit risk of Citigroup Inc.  The return of the principal amount of the securities at maturity is not guaranteed.
The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.
	Per Security	Total
Price to Public	$10.00	$
Underwriting Fee	$0.20	$
Proceeds to Citigroup Funding Inc.	$9.80	$

Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the securities, will receive an underwriting fee of $0.20 for each security sold in this offering.  Citigroup Global Markets Inc. will pay UBS Financial Services Inc. a selling concession of $0.20 for each security it sells to brokerage accounts.  With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.80 per security and will not receive a sales commission with respect to such sales.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors Relating to the Securities” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about November        , 2011.

Investment Products	Not FDIC insured	May Lose Value	No Bank Guarantee

Citigroup	UBS Financial Services Inc.

SUMMARY INFORMATION—Q&A
What Are the Securities?

The Buffered Return Optimization Securities Linked to the iShares® FTSE China 25 Index Fund due on or about November 21, 2013, or the securities, are investments linked to the performance of shares of the iShares® FTSE China 25 Index Fund. We refer to the iShares® FTSE China 25 Index Fund as the “fund”, shares of the fund to which the securities are linked as the “underlying equity” and the FTSE China 25 Index as the “underlying index.” The securities offer a potential return at maturity based on an enhanced participation in any increase in the closing price of the underlying equity from the trade date to the final valuation date, subject to the maximum gain (as defined below), while also reducing the downside market risk by providing a buffer against a decline of 10% or less in the closing price of the underlying equity from the trade date to the final valuation date and exposure only to a decline of more than 10% in the closing price of the underlying equity from the trade date to the final valuation date. The securities do not pay periodic interest or dividends.  The return on the securities, if any, will be based upon the closing price of the underlying equity on the final valuation date.  At maturity, you could receive an amount that is up to 90% less than the $10.00 principal amount per security.

At maturity you will receive for each security you hold a payment at maturity, which may be greater than, equal to or less than the principal amount of the securities, based on the percentage change in the closing price of the underlying equity from the trade date to the final valuation date.  See “What Will I Receive at Maturity of the Securities?” below.

The securities will mature on November     , 2013 (expected to be November 21, 2013) and do not provide for earlier redemption by you or by us.  The final valuation date will be November    , 2013 (expected to be November 15, 2013), subject to postponement for non-trading days and market disruption events.  The securities are a series of unsecured senior debt securities issued by Citigroup Funding Inc. (“Citigroup Funding”), the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and as a result of the guarantee any payments that become due under the securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment at maturity is not guaranteed.  All payments on the securities are subject to the credit risk of Citigroup Inc.  Each security represents a principal amount of $10.00.

You may transfer the securities only in units of $10.00 and integral multiples of $10.00.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.  Instead, we will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the securities by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

What Will I Receive at Maturity of the Securities?

The securities will mature on November     , 2013 (expected to be November 21, 2013).  At maturity you will receive for each security you hold an amount in cash (the “payment at maturity”), which may be greater than, equal to or less than the principal amount of the securities, based on the percentage change in the closing price of the underlying equity from the trade date to the final valuation date. We refer to the percentage change in the closing price of the underlying equity from the trade date to the final valuation date as the “underlying return.” We refer to the closing price of the underlying equity on the trade date (subject to adjustment as described under “Description of the Securities—Dilution Adjustments” below) as the “initial price,” which is     . We refer to the closing price of the underlying equity on the final valuation date as the “final price.”  If the underlying return is positive, your payment at maturity will be greater than the $10.00 principal amount, but by no more than the “maximum gain” of 34.00% to 38.00% (to be set on the trade date) of the principal amount per security, as described below.  If the underlying return is zero or negative, your payment at maturity will be no greater than $10.00 and could be as low as $1.00 per security, as described below.

•
If the underlying return is positive, your payment at maturity per security will equal the $10.00 principal amount plus a return equal to $10.00 multiplied by the lesser of (i) the underlying return multiplied by the multiplier of 3.00 and (ii) the maximum gain.

•
If the underlying return is zero or negative but the underlying equity has not declined by a percentage more than the 10% buffer amount, your payment at maturity per security will equal the $10.00 principal amount.

•
If the underlying return is negative and the underlying equity has declined by a percentage more than the 10% buffer amount, your payment at maturity per security will be an amount (which will be less than the $10.00 principal amount) equal to $10.00 plus the product of (i) $10.00 and (ii) the sum of (a) the underlying return (which will be negative) and (b) 10%.  Thus, if the underlying return is lower than −10% (regardless of the closing price of the underlying equity at any other time during the term of the securities), your payment at maturity will be less than the $10.00 principal amount per security.

Will I Receive Interest or Dividends on the Securities?

No.  We will not make any periodic payments of interest on the securities.  In addition, you will not be entitled to receive any dividends paid with respect to the underlying equity, any securities held by the fund or the stocks that constitute the underlying index. As of November 4, 2011, the underlying equity had a trailing 12-month dividend yield of 2.27%.  If the dividend yield remained constant for the term of the securities, this would be equivalent to 4.54% (calculated on a simple interest basis) over the approximately 2-year term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period. You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

Is There a Possibility of Loss of Principal?

Yes.  If the underlying return is lower than −10%, your payment at maturity will be less than the $10.00 principal amount per security, and you may receive as little as $1.00 per security.  This will be true even if the closing price of the underlying equity exceeds the initial price at one or more times during the term of the securities.  Even if the underlying return is positive, the total yield on the securities may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.  You should refer to “Risk Factors Relating to the Securities—Potential for a Lower Comparative Yield” in this pricing supplement.

Where Can I Find Examples of Hypothetical Maturity Payments?

For examples of hypothetical maturity payments, see “Description of the Securities—What You Could Receive at Maturity—Hypothetical Examples” in this pricing supplement.

Who Manages the Fund and What Does It Measure?

Unless otherwise stated, all information on the underlying equity provided in this pricing supplement is derived from publicly available sources. The iShares® FTSE China 25 Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index. The FTSE China 25 Index is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Hong Kong Stock Exchange (the “HKSE”). For further information on the iShares® FTSE China 25 Index Fund, see “Description of the iShares® FTSE China 25 Index Fund” in this pricing supplement.

An investment in the securities does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the underlying equity, any securities held by the fund or the stocks that constitute the underlying index.  See “—Will I Receive Interest or Dividends on the Securities?” above.

How Has the Underlying Equity Performed Historically?

We have provided a table showing the high and low closing prices, as well as end-of-period closing prices, of the underlying equity for each quarter in the period from January 3, 2006 to November 4, 2011 as well as a graph showing the daily closing prices of the underlying equity on each day such closing prices were available from January 3, 2006 to November 4, 2011. You can find the table and the graph in the section “Description of the iShares® FTSE China 25 Index Fund—Historical Data on the iShares® FTSE China 25 Index Fund” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the underlying equity in recent years. However, past performance is not indicative of how the underlying equity will perform in the future.

What Are the U.S. Federal Income Tax Consequences of Investing in the Securities?

Each holder, by purchasing the securities, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.  There is uncertainty regarding this tax treatment and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in this pricing supplement, the following U.S. federal income tax consequences should result under current law:

•	A U.S. holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon sale, exchange or settlement of the securities at maturity, a U.S. holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder’s tax basis in the securities.  Subject to the discussion in “United States Federal Tax Considerations – Potential Application of the Constructive Ownership Rules” concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year.

Under current law, non-U.S. holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or settlement of the securities.  Special rules apply to non-U.S. holders who are present in the United States for 183 days or more in a taxable year or whose gain on the securities is effectively connected with the conduct of a U.S. trade or business.

In addition, in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should read the discussion under “United States Federal Tax Considerations” in this pricing supplement for more information.

Will the Securities Be Listed on a Stock Exchange?

The securities will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers.  Citigroup Funding is a wholly owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc. (“Citigroup Global Markets”), is the underwriter for the offering and sale of the securities.  After the initial offering, Citigroup Global Markets and/or other of our affiliated dealers currently intend, but are not obligated, to buy and sell the securities to create a secondary market for holders of the securities, and may engage in other activities described in the sections “Plan of Distribution; Conflicts of Interest” in this pricing supplement, the accompanying prospectus supplement and prospectus.  However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them.

Citigroup Global Markets will also act as calculation agent for the securities.  As calculation agent, Citigroup Global Markets will make determinations with respect to the securities.  You should refer to “Risk Factors Relating to the Securities—The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the securities through one or more of our affiliates. This hedging activity will likely involve trading in the underlying equity, the stocks that constitute the underlying index and/or in instruments, such as options, swaps or futures, related to the underlying equity, the underlying index and/or the stocks that constitute the underlying index. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your securities in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of a profit, even if the market value of the securities declines. You should refer to “Risk Factors Relating to the Securities—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” and “Risk Factors Relating to the Securities—Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Securities” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Securities?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”)

will be permitted to purchase and hold the securities, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A) (i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the securities or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by any such provisions or laws or is exempt from any such prohibition.  However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.  Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated With My Investment?

Yes, the securities are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Securities” in this pricing supplement.

RISK FACTORS RELATING TO THE SECURITIES

Because the terms of the securities differ from those of conventional debt securities in that the securities pay no interest and your payment at maturity will be based on the percentage change in the closing price of the underlying equity from the trade date to the final valuation date, an investment in the securities entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the closing price of the underlying equity and other events that are difficult to predict and beyond our control.

You Risk Losing up to 90% of the Principal Amount

The securities differ from ordinary debt securities in that Citigroup Funding will not necessarily repay the full principal amount of the securities.  Citigroup Funding will only pay you the principal amount of your securities if the final price has not declined from the initial price by a percentage more than the buffer amount of 10% and will only make such payment at maturity.  If the final price has declined from the initial price by a percentage more than the buffer amount, meaning the underlying return is lower than −10%, Citigroup Funding will pay you less than the full principal amount, resulting in a loss of the principal amount that is equal to the depreciation of the underlying equity from the trade date to the final valuation date in excess of the buffer amount.  Accordingly, if the underlying equity has declined by more than 10% from the initial price over the term of the securities, you risk losing 90% of your principal amount.

No Interest Payments

Citigroup Funding will not make periodic interest payments on the securities, and the return on the securities is limited to the performance of the underlying equity from the trade date to the final valuation date, subject to the maximum gain.

Downside Market Exposure to the Underlying Equity is Buffered Only if You Hold the Securities to Maturity

Citigroup Funding will pay you at least the principal amount of your securities under the certain limited circumstances described in this pricing supplement only if you hold your securities to maturity. The market value of the securities may fluctuate between the date you purchase them and the final valuation date. If you are able to sell your securities in the secondary market prior to maturity, you may have to sell them at a loss even if the underlying equity has not declined by more than 10%.  You should be willing to hold your securities to maturity. The buffered downside market exposure provided at maturity is subject to the credit risk of Citigroup Inc. and is not, either directly or indirectly, an obligation of any third party.

The Multiplier Applies Only if You Hold the Securities to Maturity

You should be willing to hold your securities to maturity.  If you are able to sell your securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the securities themselves, and the return you realize may be less than the underlying equity’s return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier only if you hold your securities to maturity.

The Appreciation Potential of the Securities is Limited by the Maximum Gain

The appreciation potential of the securities is limited by the maximum gain of 34.00% to 38.00% per security, resulting in a maximum payment at maturity of $13.40 to $13.80 per security. The actual maximum gain and, therefore, the maximum payment at maturity, will be set on the trade date. Although the multiplier provides for a return of three times any increase in the final price over the initial price, because the payment at maturity will be limited by the maximum gain, any increase in the final price over the initial price by more than 11.33% to 12.67% (one third the maximum gain, to be set on the trade date) of the initial price will not increase the return on the securities. As a result, your return on the securities may be less than the return on a hypothetical direct investment in the underlying equity.

The Securities Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments that become due on the securities, to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

Volatility of the Underlying Equity

Historically, the value of the underlying equity has been volatile. From January 3, 2006 to November 4, 2011, the closing price of the underlying equity has been as low as $19.36 and as high as $72.91.  The volatility of the underlying equity may result in your receiving a payment at maturity that is less than the $10.00 principal amount of each security and possibly as low as $1.00 per security, even if the underlying equity has appreciated over one or more other periods during the term of the securities before depreciating to below the initial price on the final valuation date.

Potential for a Lower Comparative Yield

The securities do not pay any periodic interest.  As a result, if the final price does not increase sufficiently from the initial price, taking into account the multiplier, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (whose payments would be guaranteed by Citigroup Inc.) of comparable maturity.

The Market Price of the Securities Will Be Influenced by Many Unpredictable Factors

Several factors will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets Inc. (“Citigroup Global Markets”) may be willing to purchase or sell the securities in the secondary market, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying equity; the dividend yields of the underlying equity, the stocks and other securities held by the fund and the stocks that constitute the underlying index; spot and forward exchange rates of the Hong Kong dollar, in which securities that constitute the underlying index trade, relative to the U.S. dollar; intervention in the currency markets by the governments or monetary authorities of Hong Kong, China, the United States or other countries; interest and yield rate levels in the United States and Hong Kong, and the differentials between such levels; volatility of the Hong Kong dollar/U.S. dollar exchange rates; geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying equity, the Hong Kong securities market or equities markets generally and that may affect the Final Price; time remaining until the securities mature; the occurrence of certain events affecting the underlying equity that may or may not require an adjustment to the closing price of the underlying equity; and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The closing price of the underlying equity may be, and has recently been, extremely volatile, and we can give you no assurance that this volatility will lessen.   See “Description of the iShares® FTSE China 25 Index Fund—Historical Data on the iShares® FTSE China 25 Index Fund.”  You may receive less, and possibly significantly less, than the principal amount of the securities if you try to sell your securities prior to maturity.

The Payment at Maturity on Your Securities Is Not Based on the Price of the Underlying Equity at Any Time Other than the Final Valuation Date

The final price and the index return will be based solely on the closing price of the underlying equity on the final valuation date (subject to adjustments as described in this pricing supplement). Therefore, if the closing price of the underlying equity drops precipitously on the final valuation date, the payment at maturity on your securities that Citigroup Funding pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the closing price of the underlying equity at a time prior to such drop. Although the closing price of the underlying equity on the maturity date or at other times during the life of your securities may be higher than the closing price of the underlying equity on the final valuation date, you will not benefit from the closing price of the underlying equity at any time other than the final valuation date.

Investing in the Securities Is Not Equivalent to Investing in the Underlying Equity, the Securities Held by the Fund or the Stocks that Constitute the Underlying Index

Investing in the securities is not equivalent to investing in the underlying equity, any securities held by the fund or the stocks that constitute the underlying index.  Investors in the securities will not have voting rights or rights to receive any dividends paid with respect to the underlying equity, any securities held by the fund or the stocks that constitute the underlying index. As of November 4, 2011, the underlying equity had a trailing 12-month dividend yield of 2.27%.  If this dividend yield remained constant for the term of the securities, then, assuming no reinvestment of dividends, you would be foregoing an aggregate yield of 4.54% (calculated on a simple interest basis) over the approximately 2-year term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

The Price of the Underlying Equity is Subject to Currency Exchange Risk

Because the price of the underlying equity is related to the U.S. dollar value of stocks composing the FTSE China 25 Index, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the applicable region.  An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens relative to the U.S. dollar.  If the U.S. dollar strengthens against the Hong Kong dollar, the closing price of the underlying equity will be adversely affected and the payment at maturity on the securities may be reduced.  Of particular importance to potential currency exchange risk are existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in Hong Kong and the United States of America. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Hong Kong and the United States and other countries important to international trade and finance.

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to K$7.85 per US$1.00. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

The Securities Are Subject to Risks Associated with Chinese Equity Securities

The stocks composing the FTSE China 25 Index and that are generally tracked by the underlying equity have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government.  Investments in securities linked to the value of emerging markets equity securities, such as the underlying equity, involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks constituting the FTSE China 25 Index, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets, such as the People’s Republic of China, may present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and may have less protection of property rights than more developed countries.  In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

Adjustments to the Underlying Equity or to the FTSE China 25 Index Could Adversely Affect the Value of the Securities

The investment advisor to the iShares® FTSE China 25 Index Fund, BlackRock Fund Advisors (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks and other securities held by the iShares® FTSE China 25 Index Fund. The Investment Advisor may change its investment strategy at anytime. Any of these actions could adversely affect the closing price of the underlying equity and, consequently, the value of the securities. FTSE International Limited (“FTSE”) is responsible for calculating and maintaining the FTSE China 25 Index. FTSE may add, delete or substitute the stocks constituting the FTSE China 25 Index or make other methodological changes that could adversely affect the closing price of the underlying equity and, consequently, the value of the securities.

The iShares® FTSE China 25 Index Fund and the FTSE China 25 Index Are Different

The performance of the underlying equity may not exactly replicate the performance of the underlying index because the underlying equity will reflect transaction costs and fees that are not included in the calculation of the underlying index. It is also possible that the underlying equity may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the fund, differences in trading hours between the underlying equity and the stocks that constitute the underlying index or due to other circumstances. Additionally, the performance of the underlying equity may diverge from the performance of the underlying index because the fund may invest up to 10% of its assets in securities not included in the underlying index and in derivative contracts.

The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, the cost of hedging our obligations under the securities, and, for brokerage accounts, underwriting fees paid with respect to the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The Securities Will Not Be Listed on Any Securities Exchange, and Secondary Trading May Be Limited

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The Anti-Dilution Adjustments Do Not Cover Every Event That Could Affect the Underlying Equity

Citigroup Global Markets, as calculation agent, will adjust the initial price for certain events affecting the underlying equity. However, the calculation agent will not make an adjustment for every event that could affect the underlying equity. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities and the amount payable at maturity may be materially and adversely affected.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities

Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial price, the final price and the underlying return and will calculate the amount of cash you will receive at maturity. Determinations made by Citigroup Global Markets in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of successor shares in the event of a delisting of or suspension of trading in the underlying equity and the calculation of the final price in the event of a market disruption event or termination of the fund, may adversely affect the payment to you at maturity.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Securities

One or more of our affiliates expect to hedge our obligations under the securities and will carry out hedging activities related to the securities (and other instruments linked to the underlying equity or the underlying index), including trading in the underlying equity, the stocks that constitute the underlying index and/or in instruments, such as options, swaps or futures, related to the underlying equity, the underlying index and/or the stocks that constitute the underlying index.  Our affiliates also trade in the underlying equity, the stocks that constitute the underlying index and other financial instruments related to the underlying equity, the stocks that constitute the underlying index and the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the trade date could potentially increase the initial price and, therefore, could increase the value at which the underlying equity must close on the final valuation date before an investor receives a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the final valuation date, could adversely affect the closing price of the underlying equity on the final valuation date and, accordingly, the amount of cash an investor will receive at maturity.

We Have No Affiliation With the Fund, the Issuers of the Securities Held by the Fund or the Sponsor of the Underlying Index

We are not currently affiliated with the fund or the sponsor of the underlying index and, to our knowledge, we are not currently affiliated with any issuers of the securities held by the fund. We assume no responsibility for the adequacy of the information about the underlying equity, the underlying index and the issuers of the securities held by the fund contained in this pricing supplement. You should make your own investigation into the fund, the underlying index and the issuers of the securities held by the fund. We are not responsible for the fund's and the sponsor of the underlying index’s public disclosure of information or the public disclosure of the issuers of the securities held by the fund, whether contained in SEC filings or otherwise.

The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Unclear

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As discussed below under “United Stated Federal Tax Considerations – Potential Application of the Constructive Ownership Rules,” even if the treatment of the securities as prepaid forward contracts is respected, the securities may be treated as “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain U.S. Holders would otherwise recognize on a sale, exchange or settlement of the securities could be recharacterized as ordinary income, in which case an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period they held the securities. In addition, as described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. holders should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Potentially Inconsistent Research, Opinions or Recommendations by Citigroup Global Markets Inc., UBS Financial Services Inc. or their Respective Affiliates

Citigroup Global Markets, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any research, opinions or recommendations expressed by Citigroup Global Markets, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the underlying equity.

DESCRIPTION OF THE SECURITIES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Securities.  The description in this pricing supplement of the particular terms of the Securities supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 12, 2011 on the SEC Web site):

▪	Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

General

The Buffered Return Optimization Securities Linked to the iShares® FTSE China 25 Index Fund due on or about November 21, 2013 (the “Securities”) are investments linked to the performance of shares of the iShares® FTSE China 25 Index Fund. We refer to the iShares® FTSE China 25 Index Fund as the “Fund”, shares of the Fund to which the Securities are linked as the “Underlying Equity” and the FTSE China 25 Index as the “Underlying Index.” The Securities offer a potential return at maturity based on an enhanced participation in any increase in the Closing Price of the Underlying Equity from the Trade Date to the Final Valuation Date, subject to the Maximum Gain, while also reducing the downside market risk by providing a buffer against a decline of 10% or less in the Closing Price of the Underlying Equity from the Trade Date to the Final Valuation Date and exposure only to a decline of more than 10% in the Closing Price of the Underlying Equity from the Trade Date to the Final Valuation Date.  The Securities do not pay periodic interest or dividends.  The return on the Securities, if any, will be based upon the Closing Price of the Underlying Equity on the Final Valuation Date.  At maturity, you could receive an amount that is up to 90% less than the $10.00 principal amount per Security.

At maturity you will receive for each Security you hold a Payment at Maturity, which may be greater than, equal to or less than the $10.00 principal amount of the Securities, based on the percentage change in the Closing Price of the Underlying Equity from the Trade Date to the Final Valuation Date.  We refer to the percentage change in the Closing Price of the Underlying Equity from the Trade Date to the Final Valuation Date as the “Underlying Return.”

•
If the Underlying Return is positive, your Payment at Maturity per Security will equal the $10.00 principal amount per Security plus a return equal to $10.00 multiplied by the lesser of (i) the Underlying Return multiplied by the Multiplier of 3.00 (the “Multiplier”) and (ii) the Maximum Gain of 34.00% to 38.00% (to be set on the Trade Date) per Security (the “Maximum Gain”).

•
If the Underlying Return is zero or negative but the Underlying Equity has not declined by a percentage more than the 10% Buffer Amount, your Payment at Maturity per Security will equal the $10.00 principal amount per Security.

•
If the Underlying Return is negative and the Underlying Equity has declined by a percentage more than the 10% Buffer Amount, your Payment at Maturity per Security will be an amount (which will be less than the $10.00 principal amount) equal to $10.00 plus the product of (i) $10.00 and (ii) the sum of (a) the Underlying Return (which will be negative) and (b) 10%.  Thus, if the Underlying Return is lower than −10% (regardless of the Closing Price of the Underlying Equity at any other time during the term of the Securities), your Payment at Maturity per Security will be less than the $10.00 principal amount per Security.  At maturity you could receive an amount that is up to 90% less than the principal amount per Security.

We will not make any periodic payments of interest on the Securities.  Additionally, you will not be entitled to receive any dividends paid with respect to the Underlying Equity, any securities held by the Fund or the stocks that constitute the Underlying Index. As of November 4, 2011, the Underlying Equity had a trailing 12-month dividend yield of 2.27%.  If this dividend yield remained constant for the term of the Securities, this would be equivalent to 4.54% (calculated on a simple interest basis) over the approximately 2-year term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

All payments on the Securities are subject to the credit risk of Citigroup Inc.  The Securities are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus supplement and prospectus, any payments becoming due on which are fully and unconditionally guaranteed by Citigroup Inc. The return of the principal amount of the Securities at maturity is not guaranteed. The aggregate principal amount of Securities issued will be $            (

Securities).  The Securities will mature on November     , 2013 (expected to be November 21, 2013) (the “Maturity Date”).  The Securities will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding.  The guarantee of payments due under the Securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  The Securities will be issued only in fully registered form and in denominations of $10.00 per Security and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Securities and of the senior debt indenture under which the Securities will be issued.

Payment at Maturity

The Securities will mature on November    , 2013 (expected to be November 21, 2013).  At maturity you will receive for each Security you hold an amount in cash (the “Payment at Maturity”), which may be greater than, equal to or less than the principal amount of the Securities. Your Payment at Maturity could be up to 90% less than the $10.00 principal amount per Security, resulting in a Payment at Maturity of as little as $1.00 per Security.

The Payment at Maturity will be based on the Underlying Return.  The Underlying Return will be calculated as follows:

Final Price – Initial Price
Initial Price

The “Initial Price” is equal to        , the Closing Price of the Underlying Equity on the Trade Date, subject to adjustment as described under “—Dilution Adjustments” below.

The “Final Price” will be equal to the Closing Price of the Underlying Equity on the Final Valuation Date.

Your Payment at Maturity will depend on whether the Underlying Return is positive, zero or negative and will be determined as follows:

•	If the Underlying Return is positive, your Payment at Maturity will equal:

$10.00 + [$10.00 × the lesser of (i) Underlying Return × Multiplier and (ii) the Maximum Gain]

The “Multiplier” equals 3.00.

The “Maximum Gain” will equal 34.00% to 38.00% (to be determined on the Trade Date) per Security.

•	If the Underlying Return is from and including 0% to and including –10%, your Payment at Maturity will be $10.00 per Security.

•	If the Underlying Return is lower than –10%, your Payment at Maturity will equal:

$10.00 + [$10.00 × (Underlying Return + 10%)]

Thus, if the Closing Price of the Underlying Equity decreases by more than 10% from the Trade Date to the Final Valuation Date, the Underlying Return will be lower than –10% and your Payment at Maturity will be less than $10.00 per Security and could be as low as $1.00 per Security.

The “Buffer Amount” equals 10%.

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The “Calculation Agent” means Citigroup Global Markets Inc. (“Citigroup Global Markets”), an affiliate of Citigroup Funding, or any successor appointed by Citigroup Funding.

The “Closing Price” of the Underlying Equity means, subject to the provisions set out under “—Delisting or Suspension of Trading in, or Termination of, the Fund; Termination of the Underlying Index; Alteration of Method of Calculation” below: (a) if the Underlying Equity is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the Underlying Equity is listed or admitted to trading; or (b) if the Underlying Equity is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the Underlying Equity is listed or admitted to trading on such exchange), any last reported bid price for the security of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board Service (the “OTC Bulletin Board”), the National Quotation Bureau or a similar organization. If no closing sale price, last reported sale price or last reported bid price is available on a date of determination pursuant to clauses (a) or (b) above or if there is a Market Disruption Event, the Closing Price of the Underlying Equity for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the Underlying Equity obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent.  If no bid prices are provided from any such dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board” will include any successor to such service. See “—Delisting or Suspension of Trading in, or Termination of, the Fund; Termination of the Underlying Index; Alteration of Method of Calculation” below.  The determination of the Closing Price of the Underlying Equity by the Calculation Agent upon the occurrence of a Market Disruption Event may be deferred by the calculation agent for up to three consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day immediately prior to the Maturity Date.

The “Final Valuation Date” means November     , 2013 (expected to be November 15, 2013).  If the originally scheduled Final Valuation Date is not a Trading Day, the Final Valuation Date may be postponed by the Calculation Agent, but not past the Trading Day immediately prior to the Maturity Date.  In addition, if a Market Disruption Event occurs on the originally scheduled Final Valuation Date, the Calculation Agent may postpone the Final Valuation Date as described above in the definition of “Closing Price.”

A “Market Disruption Event” means, as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (1) the Underlying Equity (or any other security for which a closing price must be determined) on any exchange or market, (2) stocks which then comprise 20% or more of the value of the assets held by the Fund or the issuer of any Successor Underlying Equity or 20% or more of the value of the Underlying Index or any Successor Underlying Index, or (3) any options contracts or futures contracts relating to the Underlying Equity (or other security) or any Successor Underlying Equity or the Underlying Index or any Successor Underlying Index , or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

For purposes of determining whether a Market Disruption Event exists at any time, if trading in a security held by the Fund or the issuer of any Successor Underlying Equity or included in the Underlying Index or any Successor Underlying Index, as applicable, is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the assets held by the Fund or the issuer of any Successor Underlying Equity or the value of the Underlying Index or any Successor Underlying Index, as applicable, will be based on a comparison of the portion of the value of such assets or such index, as applicable, attributable to that security relative to the overall value of such assets or such index, as applicable, in each case immediately before that suspension or limitation.

The “Settlement Date” means November    , 2011 (three Business Days after the Trade Date).

The “Trade Date” means the date on which the Securities are priced for initial sale to the public (expected to be November 15, 2011).

A “Trading Day,” as determined by the Calculation Agent, is a day on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, NYSE Amex Equities, the NASDAQ Stock Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

What You Could Receive at Maturity—Hypothetical Examples

The following table, hypothetical examples and graph are based on a principal amount per Security of $10.00, a Multiplier of 3.00 and a Buffer Amount of 10% and assume an Initial Price of $37.71 and a Maximum Gain of 36.00% (the midpoint of the range of 34.00% to 38.00%).  The actual Initial Price and Maximum Gain will be determined on the Trade Date.  Numbers in the table and examples below have been rounded for ease of analysis.

You will not be entitled to receive any dividends paid with respect to the Underlying Equity, any securities held by the Fund and the stocks that constitute the Underlying Index. As of November 4, 2011, the Underlying Equity had a trailing 12-month dividend yield of 2.27%.  If this dividend yield remained constant for the term of the Securities, this would be equivalent to 4.54% (calculated on a simple interest basis) over the approximately 2-year term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the Securities.

Table of Hypothetical Payments at Maturity

Final Price	Underlying Return	Payment at Maturity per Security	Securities Total Return at Maturity per $10.00 Issue Price1	Securities Total Return at Maturity per $9.80 Issue Price2
$75.42	100.00%	$13.60	36.00%	38.78%
$71.65	90.00%	$13.60	36.00%	38.78%
$67.88	80.00%	$13.60	36.00%	38.78%
$64.11	70.00%	$13.60	36.00%	38.78%
$60.34	60.00%	$13.60	36.00%	38.78%
$56.57	50.00%	$13.60	36.00%	38.78%
$52.79	40.00%	$13.60	36.00%	38.78%
$49.02	30.00%	$13.60	36.00%	38.78%
$45.25	20.00%	$13.60	36.00%	38.78%
$42.24	12.00%	$13.60	36.00%	38.78%
$41.48	10.00%	$13.00	30.00%	32.65%
$39.60	5.00%	$11.50	15.00%	17.35%
$37.71	0.00%	$10.00	0.00%	2.04%
$35.82	-5.00%	$10.00	0.00%	2.04%
$33.94	-10.00%	$10.00	0.00%	2.04%
$33.18	-12.00%	$9.80	-2.00%	0.00%
$30.17	-20.00%	$9.00	-10.00%	-8.16%
$26.40	-30.00%	$8.00	-20.00%	-18.37%
$22.63	-40.00%	$7.00	-30.00%	-28.57%
$18.86	-50.00%	$6.00	-40.00%	-38.78%
$15.08	-60.00%	$5.00	-50.00%	-48.98%
$11.31	-70.00%	$4.00	-60.00%	-59.18%
$7.54	-80.00%	$3.00	-70.00%	-69.39%
$3.77	-90.00%	$2.00	-80.00%	-79.59%
$0.00	-100.00%	$1.00	-90.00%	-89.80%
1 The “total return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10.00 principal amount Security to the issue price of $10.00 per Security for all brokerage accounts.
2 The “total return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10.00 principal amount Security to the issue price of $9.80 per Security, which is the issue price for investors in advisory accounts.  See “Plan of Distribution; Conflicts of Interest.”

Example 1 – The Closing Price of the Underlying Equity increases 5.00% from the Initial Price of $37.71 to a Final Price of $39.60, resulting in an Underlying Return of 5.00%.  Because the Underlying Return of 5.00% multiplied by 3.00 is less than the Maximum Gain of 36.00%, Citigroup Funding will pay a Payment at Maturity calculated as follows per $10.00 principal amount Security:

$10.00 + ($10.00 × Underlying Return × Multiplier)

$10.00 + ($10.00 x 5.00% x 3.00) = $10.00 + $1.50 = $11.50

The Payment at Maturity of $11.50 per $10.00 principal amount Security represents a return on the principal amount of 15.00%, which corresponds to a total return on the Securities of 15.00% for brokerage account holders and 17.35% for advisory account holders.

Example 2 – The Closing Price of the Underlying Equity increases 20.00% from the Initial Price of $37.71 to a Final Price of $45.25, resulting in an Underlying Return of 20.00%.  Because the Underlying Return of 20.00% multiplied by 3.00 is greater than the Maximum Gain of 36.00%, Citigroup Funding will pay a Payment at Maturity calculated as follows per $10.00 principal amount Security:

$10.00 + ($10.00 x Maximum Gain)
$10.00+ ($10.00 x 36.00%) = $10.00 + $3.60 = $13.60

The Payment at Maturity of $13.60 per $10.00 principal amount Security, which is the maximum payment on the Securities, represents a return on the principal amount equal to the Maximum Gain of 36.00%, which corresponds to a total return on the Securities of 36.00% for brokerage account holders and 38.78% for advisory account holders.

Example 3 – The Closing Price of the Underlying Equity decreases 5.00% from the Initial Price of $37.71 to a Final Price of $35.82, resulting in an Underlying Return of -5.00%.  Because the Underlying Return is negative, but the Underlying Equity has not declined by a percentage more than the Buffer Amount of 10%, Citigroup Funding will repay the principal amount of the Securities at maturity.

The Payment at Maturity of $10.00 per $10.00 principal amount Security represents a return on the principal amount of 0.00%, which corresponds to a total return on the Securities of 0.00% for brokerage account holders and 2.04% for advisory account holders.

Example 4 – The Closing Price of the Underlying Equity decreases 40.00% from the Initial Price of $37.71 to a Final Price of $22.63, resulting in an Underlying Return of -40.00%.  Because the Underlying Return is negative and the Underlying Equity has declined by a percentage more than the Buffer Amount of 10%, Citigroup Funding will pay a Payment at Maturity calculated as follows per $10.00 principal amount Security:

$10.00 + [$10.00 x (Underlying Return + 10%)]

$10.00 + [$10.00 x (-40.00% + 10%)] = $7.00

The Payment at Maturity of $7.00 per $10.00 principal amount Security represents a loss on the principal amount of 30%, which is equal to the Underlying Return of -40.00% plus the Buffer Amount and corresponds to a total loss on the Securities of 30.00% for brokerage account holders and 28.57% for advisory account holders.

If the Underlying Return is negative and the Underlying Equity has declined by a percentage more than the Buffer Amount of 10%, at maturity Citigroup Funding will pay less than the full principal amount, resulting in a loss of principal to investors that is equal to the depreciation of the Underlying Equity from the Trade Date to the Final Valuation Date in excess of the Buffer Amount.

Hypothetical Maturity Payment Graph

Delisting or Suspension of Trading in, or Termination of, the Fund; Termination of the Underlying Index; Alteration of Method of Calculation

If the Underlying Equity is delisted from, or trading of the Underlying Equity is suspended on, the principal national securities exchange on which the Underlying Equity is listed or admitted for trading, and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the Calculation Agent determines, in its sole discretion, to be comparable to the Underlying Equity (any such securities, “Successor Underlying Equity”), the price of such Successor Underlying Equity will be substituted for all purposes, including but not limited to determining the Closing Price of the Underlying Equity.  Upon any selection by the Calculation Agent of Successor Underlying Equity, the Calculation Agent will cause notice thereof to be furnished to us and the trustee, who will provide notice of the selection of the Successor Underlying Equity to the registered holders of the Securities.

If the Underlying Equity is delisted from, or trading of the Underlying Equity is suspended on, the principal national securities exchange on which the Underlying Equity is listed or admitted for trading, and Successor Underlying Equity that the Calculation Agent determines to be comparable to the Underlying Equity are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security may be selected by the Calculation Agent, in its sole discretion, and the value of such successor or substitute security, as determined by the Calculation Agent in its sole discretion, will be substituted for all purposes, including but not limited to determining the Closing Price of the Underlying Equity. Upon any selection by the Calculation Agent of successor or substitute securities, the Calculation Agent will cause notice thereof to be furnished to us and the trustee, who will provide notice of the selection of the successor or substitute securities to the registered holders of the Securities.

If the Fund is liquidated or otherwise terminated (a “Termination Event”), the Closing Price of the Underlying Equity on each Trading Day from the date of the Termination Event up to and including the Final Valuation Date will be determined by the Calculation Agent, in its sole discretion, and will be a fraction of the closing value of the Underlying Index (or any Successor Underlying Index, as defined below) on such Trading Day (taking into account any material changes in the method of calculating such index following such Termination Event) equal to that part of the closing value of such index represented by the Closing Price of the Underlying Equity, in each case on the Trading Day immediately prior to the occurrence of such Termination Event on which a Closing Price of the Underlying Equity was available. The Calculation Agent will cause notice of the Termination Event and calculation of the Closing Price as described above to be furnished to us and the trustee, who will provide such notice of the Termination Event and the calculation of the Closing Price to the registered holders of the Securities.

If a Termination Event has occurred and the publisher of the Underlying Index (or any successor publisher, the “Index Publisher”) discontinues publication of the Underlying Index and it or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Underlying Index, then the value of the Underlying Index will be determined by reference to the value of that successor or substitute index, which we refer to as a “Successor Underlying Index.”  Upon any selection by the Calculation Agent of a Successor Underlying Index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the Successor Underlying Index to the registered holders of the Securities.

If a Termination Event has occurred and the Index Publisher discontinues publication of the Underlying Index and a Successor Underlying Index is not selected by the Calculation Agent or is no longer published on a date of determination for the Securities, then the value to be substituted for that index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate that index prior to such discontinuance.

If a Termination Event has occurred and the Index Publisher discontinues publication of the Underlying Index prior to the determination of the Payment at Maturity and the Calculation Agent determines that no Successor Underlying Index is available at that time, then on each Trading Day until the earlier to occur of (a) the determination of the Payment at Maturity and (b) a determination by the Calculation Agent that a Successor Underlying Index is available, the Calculation Agent will determine the value that is to be used in determining the value of the applicable index as described in the preceding paragraph.

If a Successor Underlying Index is selected or the Calculation Agent calculates a value as a substitute for the applicable index as described above, the Successor Underlying Index or value will be substituted for the applicable index for all purposes, including for purposes of determining whether a Market Disruption Event occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities in any secondary market and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on your broker and the beneficial owners of the Securities, absent manifest error.

If a Termination Event has occurred and at any time the method of calculating the Underlying Index or any Successor Underlying Index is changed in any material respect, or if the Underlying Index or any Successor Underlying Index is in any other way modified so that the value of that index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of an index comparable to the relevant index as if the changes or modifications had not been made. Accordingly, if the method of calculating the Underlying Index or any Successor Underlying Index is modified so that the value of that index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of that index as if it had not been modified.

Dilution Adjustments

The Closing Price of the Underlying Equity may be subject to adjustment from time to time in certain situations.  Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you.  Citigroup Global Markets, as Calculation Agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If the Fund, after the Trade Date,

(a) pays a dividend on the Underlying Equity in shares of the Underlying Equity or makes a distribution with respect to the Underlying Equity in the form of shares of the Underlying Equity (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value);

(b) subdivides or splits the Underlying Equity into a greater number of shares;

(c) combines the Underlying Equity into a smaller number of shares; or

(d) issues other shares by reclassification of the Underlying Equity,

then, in each of these cases, the Initial Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of Underlying Equity outstanding immediately after the event, plus, in the case of a reclassification referred to in (d) above, the number of shares of other common stock, and the denominator of which will be the number of shares of Underlying Equity outstanding immediately before the event.

Each dilution adjustment will be effected as follows:

(a) in the case of any dividend, distribution or issuance, at the opening of business on the ex-dividend date for this dividend, distribution or issuance; and

(b) in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Initial Price will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Fund, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Initial Price will be further adjusted to the Initial Price that would then have been in effect had adjustment for the event not been made. If a Termination Event described above occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Initial Price will not be rescinded but will be applied to the Termination Event as provided for above.

Redemption at the Option of the Holder; Defeasance

The Securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Security shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the

Calculation Agent and will equal, for each Security, the Payment at Maturity, calculated as though the Final Valuation Date were the date of such acceleration.  See “—Payment at Maturity” above.  If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of the Securities will be capped at the Payment at Maturity, calculated as though the Final Valuation Date were the date of the commencement of the proceeding.

In case of default in Payment at Maturity of the Securities, the Securities shall bear interest, payable upon demand of the beneficial owners of the Securities in accordance with the terms of the Securities, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of             % per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Securities and will also hold the global security representing the Securities as custodian for DTC.  The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Securities.

Calculation Agent

The Calculation Agent for the Securities will be Citigroup Global Markets.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Securities.  Because the Calculation Agent is an affiliate of Citigroup Funding and a subsidiary of Citigroup Inc., potential conflicts of interest may exist between the Calculation Agent and the holders of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due to holders of the Securities.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

CUSIP

The CUSIP for the Securities is 17317U477.  The ISIN for the Securities is US17317U4774.

DESCRIPTION OF ISHARES® FTSE CHINA 25 INDEX FUND
General

The iShares® FTSE China 25 Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® FTSE China 25 Index Fund. BlackRock Fund Advisors is the investment adviser to the fund. The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index. The fund’s investment objective and the underlying index may be changed without shareholder approval. Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol FXI. The fund is registered as part of the iShares® Trust, a registered investment company. The investment advisor to the iShares® FTSE China 25 Index Fund uses a representative sampling indexing strategy to manage the fund.  This means that the investment advisor invests in a representative sample of securities that, in the view of the investment advisor, has an investment profile similar to the FTSE China 25 Index.  Thus, at any time, the iShares® FTSE China 25 Index Fund may not hold all of the securities in the FTSE China 25 Index.  Funds that employ a representative sampling strategy may incur tracking error to a greater extent than a fund that seeks to replicate an index by holding all of the securities in the index.  The iShares® FTSE China 25 Index Fund generally invests at least 90% of its assets in the securities included in the FTSE China 25 Index and in depositary receipts representing such securities.  The iShares® FTSE China 25 Index Fund may invest the remainder of its assets in securities not included in the FTSE China 25 Index, derivative contracts and cash and cash equivalents.

Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® FTSE China 25 Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Underlying Equity. We have derived all disclosures contained in this pricing supplement relating to the Underlying Equity from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Equity. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding the Underlying Equity is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the closing price of the Underlying Equity (and therefore the closing price of the Underlying Equity at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Equity could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the Underlying Equity.

We and/or our affiliates may presently or from time to time engage in business with iShares®. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlying Equity. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Equity.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

FTSE China 25 Index

The FTSE China 25 Index is a stock index calculated, published and disseminated by FTSE, and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Hong Kong Stock Exchange (the “HKSE”).

General. The FTSE China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the HKSE.  “H-shares” are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the HKSE.  H-shares are quoted and traded in HKD and U.S. dollars. “Red Chip” shares are securities of Hong Kong-incorporated companies listed and traded on the HKSE, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “Red Chip” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China.

Eligible Securities.  Currently, only H-shares and Red Chip shares are eligible for inclusion in the FTSE China 25 Index.  All classes of equity in issue are eligible for inclusion in the FTSE China 25 Index, subject to certain restrictions, however, each constituent must also be a constituent of the FTSE All-World Index.  Companies whose business is that of holding equity and other investments, exchange-traded funds, and funds whose prices are a direct derivation of underlying holdings (e.g. mutual funds) are not eligible for inclusion.  Securities must be sufficiently liquid to be traded, therefore the following criteria, among others, are used to ensure that illiquid securities are excluded:

1. Price.  FTSE must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company.  FTSE may exclude a security from the FTSE China 25 Index if it considers that an “accurate and reliable” price is not available. The FTSE China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

2. Liquidity.  Securities in the FTSE China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FTSE will not be eligible for inclusion in the FTSE China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

 3. New Issues.  New issues become eligible for inclusion in the FTSE China 25 Index at the next quarterly review of constituents, provided they have a minimum trading record of at least 20 trading days prior to the date of such review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE China 25 Index, like other indices of FTSE, is governed by an independent advisory committee, the FTSE Asia Pacific Regional Committee, that ensures that the FTSE China 25 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE China 25 Index.  The FTSE Asia Pacific Regional Committee is responsible for undertaking the review of the FTSE China 25 Index and for approving changes of constituents.

Computation of the FTSE China 25 Index.  The FTSE China 25 Index is calculated using the free float index calculation methodology of the FTSE Group.  The FTSE China 25 Index is calculated using the following algorithm:

where “p” is the latest trade price of the component security “n”, “e” is the exchange rate required to convert the security’s home currency into the FTSE China 25 Index’s base currency, “s” is the number of shares of the security in issue, “f” is the free float factor published by FTSE, applicable to such security, to be applied to the security to allow amendments to its weighting, “c” is the capping factor published by FTSE at the most recent quarterly review of the FTSE China 25 Index, and “d” is the divisor, a figure that represents the total issued share capital of the FTSE China 25 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the FTSE China 25 Index.

The FTSE China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations.  Under this methodology, FTSE excludes from free floating shares: (i) trade investments in a FTSE China 25 Index constituent company by either another FTSE China 25 Index constituent company or a non-constituent company or entity; (ii) significant long-term holdings by founders, directors and/or their families; (iii) employee share schemes (if restricted); (iv) government holdings; (v) foreign ownership limits; and (vi) portfolio investments subject to lock-in clauses (for the duration of the clause).  Free float restrictions are calculated using available published information. The initial weighting of a FTSE China 25 Index constituent stock is applied in bands, as follows:

Free float less than or equal to 15%
Ineligible for inclusion in the FTSE China 25 Index, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.

Free float greater than 15% but less than or equal to 20%	20%
Free float greater than 20% but less than or equal to 30%	30%
Free float greater than 30% but less than or equal to 40%	40%
Free float greater than 40% but less than or equal to 50%	50%
Free float greater than 50% but less than or equal to 75%	75%
Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event.

Following the application of an initial free float restriction, a FTSE China 25 Index constituent stock’s free float will only be changed if its actual free float is more than five percentage points above the minimum or five percentage points below the maximum of an adjacent band.  This five percentage point threshold does not apply if the initial free float is less than 15%.  Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above.  If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied.  If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The FTSE China 25 Index is periodically reviewed for changes in free float.  These reviews coincide with the quarterly reviews undertaken of the FTSE China 25 Index.  Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October.  A stock’s free float is also reviewed and adjusted if necessary following certain corporate events.  If the corporate event includes a corporate action which affects the FTSE China 25 Index, any change in free float is implemented at the same time as the corporate action.  If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

Historical Data on the iShares® FTSE China 25 Index Fund

The following tables set forth, for each of the quarterly periods indicated, the high and low Closing Prices and the end-of-period Closing Prices, of the Underlying Equity, as well as the high, low and end-of-period exchange rates for the Hong Kong dollar relative to the U.S. dollar, from January 3, 2006 through November 4, 2011.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  These historical data on the Underlying Equity are not indicative of the future performance of the Underlying Equity or what the market value of the Securities may be. Any historical upward or downward trend in the value of the Underlying Equity during any period set forth below is not an indication that the Underlying Equity is more or less likely to increase or decrease at any time during the term of the Securities, and no assurance can be given as to the Closing Price of the Underlying Equity on the Final Valuation Date.

iShares® FTSE China 25 Index Fund (FXI)	High	Low	Period End
2006
Quarter
First	$24.85	$20.99	$24.71
Second	$27.92	$21.97	$25.57
Third	$27.34	$24.47	$27.05
Fourth	$37.37	$27.10	$37.10
2007
Quarter
First	$38.85	$30.50	$34.15
Second	$43.31	$34.92	$42.91
Third	$60.67	$39.96	$60.16
Fourth	$72.91	$53.75	$56.82
2008
Quarter
First	$59.25	$41.14	$45.05
Second	$54.58	$43.13	$43.83
Third	$47.20	$30.88	$34.47
Fourth	$34.35	$19.36	$29.18
2009
Quarter
First	$31.58	$22.80	$28.52
Second	$40.12	$29.23	$38.37
Third	$43.78	$36.51	$40.94
Fourth	$46.35	$39.48	$42.27
2010
Quarter
First	$44.56	$37.17	$42.10
Second	$44.59	$37.01	$39.13
Third	$42.85	$38.73	$42.82
Fourth	$47.93	$42.20	$43.09
2011
Quarter
First	$44.96	$41.16	$44.96
Second	$46.40	$41.11	$42.95
Third	$43.31	$30.83	$30.83
Fourth (through November 4, 2011)	$38.21	$29.75	$37.71

Hong Kong dollar (expressed as units of Hong Kong dollars per one U.S. dollar)	High	Low	Period End
2006
Quarter
First	7.7622	7.7510	7.7597
Second	7.7687	7.7513	7.7663
Third	7.7919	7.7679	7.7919
Fourth	7.7934	7.7685	7.7780
2007
Quarter
First	7.8168	7.7778	7.8138
Second	7.8239	7.8062	7.8175
Third	7.8298	7.7592	7.7747
Fourth	7.8071	7.7502	7.8001
2008
Quarter
First	7.8144	7.7644	7.7830
Second	7.8152	7.7868	7.7967
Third	7.8126	7.7576	7.7653
Fourth	7.7732	7.7499	7.7503

Hong Kong dollar (expressed as units of Hong Kong dollars per one U.S. dollar)	High	Low	Period End
2009
Quarter
First	7.7601	7.7500	7.7504
Second	7.7536	7.7500	7.7502
Third	7.7517	7.7500	7.7500
Fourth	7.7580	7.7500	7.7543
2010
Quarter
First	7.7766	7.7543	7.7643
Second	7.8047	7.7559	7.7885
Third	7.7955	7.7568	7.7592
Fourth	7.7829	7.7505	7.7731
2011
Quarter
First	7.8029	7.7689	7.7788
Second	7.8022	7.7654	7.7818
Third	7.8086	7.7805	7.7856
Fourth (through November 4, 2011)	7.7881	7.7634	7.7676

The following graphs set forth the historical performance of the Underlying Equity and the Hong Kong dollar relative to the U.S. dollar based on the Closing Price of the Underlying Equity and the daily exchange rates of the Hong Kong dollar relative to the U.S. dollar on each Trading Day from January 3, 2006 through November 4, 2011. The Closing Price of the Underlying Equity on November 4, 2011 was $37.71. The exchange rate of the Hong Kong dollar (expressed as the number of Hong Kong dollars per one U.S. dollar) on November 4, 2011 was 7.7676. Past movements of the Underlying Equity are not indicative of future prices of the Underlying Equity.

Underlying Equity Closing Prices

Hong Kong Dollar Exchange Rates (Units of Hong Kong Dollars per One U.S. Dollar)

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to an investor who holds the Securities as capital assets within the meaning of Section 1221 of the Code.  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;
•	investors holding the Securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;
•	entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or
•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding the Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the Securities.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Each holder, by purchasing the Securities, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities, significant aspects of the treatment of an investment in the Securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Security prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.  Subject to the discussion below about the possible application of Section 1260, any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

Potential Application of the Constructive Ownership Rules. Because the Securities are linked to shares of an exchange traded fund, although the matter is not clear, an investment in the Securities may be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain a U.S. Holder would otherwise recognize on a sale, exchange or settlement of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain the U.S. Holder would have realized if on the issue date the U.S. Holder had invested the amount paid to acquire the Securities in underlying shares and sold those shares for their fair market value at the time the U.S. Holder’s Securities are sold, exchanged or settled). Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period the U.S. Holder held the Securities, and the U.S. Holder would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rules to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities.  It is possible, for example, that the Securities could be treated as debt instruments issued by us.  Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s accounting method, in each year that the U.S. Holder held the Securities, the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to the Security prior to maturity.  In addition, any gain on the sale, exchange or settlement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Settlement of the Securities.  A Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal income or withholding tax, provided that: (i) income or gain in respect of the Security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Other U.S. federal income tax treatments of the Securities are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors who are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or settlement of the Securities generally will be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or financial institution holding the Securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with an appropriate IRS Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc. and UBS Financial Services Inc. (“UBS”), govern the sale and purchase of the Securities.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $       principal amount of Securities (        Securities) for $9.80 per Security, any payments becoming due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer the Securities to UBS at the public offering price less a selling concession of $0.20 per Security for sales to brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS is an investment adviser, UBS will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales.  Citigroup Global Markets will pay the applicable selling concession to UBS and their financial advisors collectively. If all of the Securities are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Securities will not be listed on any exchange.

In order to hedge its obligations under the Securities, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates.  You should refer to the section “Risk Factors Relating to the Securities—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

ERISA MATTERS

Each purchaser of the Securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Securities through and including the date of disposition of such Securities that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Securities or (B) its acquisition and holding of the Securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement.  Please also refer to the section “ERISA Matters” in the accompanying prospectus.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.
____________________
TABLE OF CONTENTS

Citigroup Funding Inc.

Medium-Term Notes, Series D

Buffered Return Optimization Securities
Linked to the iShares® FTSE China 25
Index Fund
due on or about November 21, 2013
($10.00 Principal Amount per Security)

Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
November     , 2011
(Including Prospectus Supplement
Dated May 12, 2011 and Prospectus
Dated May 12, 2011)

Page
Pricing Supplement Summary Information – Q&A	PS-2
Risk Factors Relating to the Securities	PS-6
Description of the Securities	PS-11
Description of the iShares® FTSE China 25 Index Fund	PS-19
United States Federal Tax Considerations	PS-25
Plan of Distribution; Conflicts of Interest	PS-28
ERISA Matters	PS-29
Prospectus Supplement Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42
Prospectus Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28